Entergy
639 Loyola Avenue
New Orleans, LA  70113

News
Release

Date:	Jan. 29, 2008
For Release:	Immediately
Contact:	Yolanda Pollard (News Media) (504) 576-4238 ypollar@entergy.com	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com

Exhibit 99.2

Entergy Reports Fourth Quarter Earnings

New Orleans, La. - Entergy Corporation (NYSE:ETR) today reported fourth quarter 2007 as-reported earnings of $193.9 million, or 96 cents per share, compared with $268.3 million, or $1.27 per share, for fourth quarter 2006. On an operational basis, Entergy's fourth quarter 2007 earnings were $225.9 million, or $1.12 per share, compared with $166.9 million, or 79 cents per share, in fourth quarter 2006.

For the year, Entergy's as-reported earnings were $1.1 billion, or $5.60 per share, and operational earnings were $1.2 billion, or $5.76 per share. These results compare with 2006 as-reported earnings of $1.1 billion, or $5.36 per share, and operational earnings of $997.7 million, or $4.72 per share.

Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures
Fourth Quarter and Year-to-Date 2007 vs. 2006
(Per share in U.S. $)
	Fourth Quarter			Year-to-Date
	2007	2006	Change	2007	2006	Change
As-Reported Earnings	0.96	1.27	(0.31)	5.60	5.36	0.24
Less Special Items	(0.16)	0.48	(0.64)	(0.16)	0.64	(0.80)
Operational Earnings	1.12	0.79	0.33	5.76	4.72	1.04

*GAAP refers to United States generally accepted accounting principles.

Operational Earnings Highlights for Fourth Quarter 2007

  Utility, Parent & Other had lower earnings primarily due to higher income tax expense.
  Entergy Nuclear earnings increased as a result of higher revenue from pricing, production from the Palisades plant acquired in second quarter 2007, and lower income tax expense.
  Entergy's Non-Nuclear Wholesale Assets business reported higher results due primarily to lower income tax expense.

"2007 closed with constructive resolution of numerous regulatory matters positioning our utility to advance its growth strategy," said J. Wayne Leonard, Entergy's chairman and chief executive officer. "In addition, the actions necessary to complete the planned non-utility nuclear spin-off remain on track for a third quarter 2008 close. Consistent with that, the Entergy Board of Directors has granted authority for $0.5 billion of the anticipated post-spin $2.5 billion share repurchase program."

Other Highlights

  Entergy won three awards from Edison Electric Institute including an Emergency Assistance Award for power restoration efforts following a January 2007 ice storm in Oklahoma, as well as an Advocacy Excellence Award for its low-income initiative and an Outstanding Achievement Award for grassroots nuclear advocacy efforts in New York.
  Final approvals were received and the separation was completed of Entergy Gulf States into two distinct companies, Entergy Gulf States Louisiana, L.L.C., and a Texas company, Entergy Texas, Inc.
  Entergy Nuclear supplemented its filing with the Nuclear Regulatory Commission for the spin-off transaction and made related regulatory filings in New York and Vermont.

Entergy will host a teleconference to discuss this release at 10 a.m. CST on Tuesday, Jan. 29, 2008, with access by telephone, 719-457-2080, confirmation code 8984015. The call and presentation slides can also be accessed via Entergy's Web site at www.entergy.com. A replay of the teleconference will be available for seven days thereafter by dialing 719-457-0820, confirmation code 8984015. The replay will also be available on Entergy's Web site at www.entergy.com.

Utility, Parent & Other

In fourth quarter 2007, Utility, Parent & Other had earnings of $25.1 million, or 12 cents per share, on an as-reported basis and $38.8 million, or 19 cents per share, on an operational basis, compared to as-reported earnings of $226.6 million, or $1.08 per share, and operational earnings of $97.5 million, or 47 cents per share, in fourth quarter 2006. Earnings for Utility, Parent & Other in fourth quarter 2007 reflect higher income tax expense and the absence of a regulatory settlement included in fourth quarter 2006 results. Partially offsetting these items were higher revenue due to warmer-than-normal weather, higher transmission revenue, and increased recovery of capacity costs. The higher income tax expense resulted primarily from the absence in the current period of a tax benefit realized in fourth quarter 2006, as well as the effect of annual income tax adjustments occurring in the fourth quarter each year across the Entergy companies.

Megawatt-hour sales in the residential sector in fourth quarter 2007, on a weather-adjusted basis, showed a modest increase compared to fourth quarter 2006. Commercial and governmental sales, after adjusting for weather, were up 1 percent. Industrial sales in the current quarter equaled sales for the same period one year ago.

The residential sales sector showed a modest increase quarter to quarter. While the number of customers increased with a corresponding rise in sales volume, usage per customer showed a slight decline in the quarter. The quarter-over-quarter increase in the commercial and governmental sectors reflects a similar increase in the number of customers. Sales in the industrial sector for fourth quarter 2007 equaled those for the same quarter of 2006 as the loss of one customer to cogeneration earlier in the year was offset by high utilization in the refining segment as well as some recovery in spot sales to cogeneration customers.

For the year 2007, Utility, Parent & Other earned $540.9 million, or $2.67 per share, on an as-reported basis, compared to $838.8 million, or $3.97 per share, in 2006. Operational earnings in 2007 were $554.6 million, or $2.74 per share, compared to $676.2 million, or $3.20 per share, in 2006. The lower operational earnings in 2007 were driven by higher income taxes, non-fuel operations and maintenance, and interest expense. Partially offsetting factors were higher revenues from sales growth and regulatory actions, higher transmission revenue, and the positive effect of accretion associated with Entergy's share repurchase program.

Entergy Nuclear

Entergy Nuclear earned $141.4 million, or 70 cents per share, on an as-reported basis and $159.8 million, or 79 cents per share, on an operational basis in fourth quarter 2007, compared to $57.7 million, or 27 cents per share, for as-reported and operational earnings in fourth quarter 2006. The improved operational results in fourth quarter 2007 came from increased revenues from pricing, the production available from Palisades, which was acquired in second quarter 2007, and lower income tax expense, partially offset by higher expense primarily associated with including Palisades in the portfolio. The lower income tax expense was primarily due to a step-up in the tax basis on the Indian Point 2 non-qualified decommissioning trust fund resulting from a restructuring of the trusts. This basis change resulted in a reduction in deferred taxes on the fund and lowered current tax expense. Annual adjustments in the fourth quarter of each year for consolidated income taxes also lowered income tax expense.

For the year 2007, Entergy Nuclear earned $539.2 million, or $2.66 per share, on an as-reported basis and $557.6 million, or $2.75 per share, on an operational basis, compared with $309.5 million, or $1.46 per share, for 2006 on both as-reported and operational bases. The increase in 2007 operational earnings was primarily due to increased revenue from higher contract pricing and higher generation due to the addition of Palisades to the portfolio. It was partially offset by an increase in planned and unplanned outage days in 2007 compared to 2006.

Non-Nuclear Wholesale Assets

Entergy's Non-Nuclear Wholesale Assets business earned $27.4 million, or 14 cents per share, on both as-reported and operational bases in fourth quarter 2007, compared to a loss of $16.0 million, or 8 cents per share, on an as-reported basis and earnings of $11.7 million, or 5 cents per share, on an operational basis in fourth quarter 2006. Lower income tax expense associated with annual consolidated income tax adjustments was the primary driver to higher results on a quarter-to-quarter basis.

For the year 2007, Entergy's Non-Nuclear Wholesale Assets business earned $54.8 million, or 27 cents per share, on as-reported and operational bases, compared to a loss of $15.7 million, or 7 cents per share, on an as-reported basis and earnings of $12.0 million, or 6 cents per share, on an operational basis in 2006. The increase in operational earnings in 2007 compared to 2006 is also primarily due to lower income tax expense.

Outlook

Entergy is reaffirming 2008 earnings guidance in the range of $6.50 to $6.90 per share on both as-reported and operational bases on a business as usual basis. Guidance for 2008 does not include a special item for expenses anticipated in connection with the plan to pursue separation of Entergy's non-utility nuclear business and to enter into a nuclear services joint venture, both discussed below.

Business Separation

On Nov. 3, 2007, Entergy's Board of Directors approved a plan to pursue a separation of the non-utility nuclear business from Entergy's regulated utility business through a tax-free spin-off of the non-utility nuclear business. SpinCo, the term used to identify the new company yet to be named, will be a new independent publicly traded company. In addition, SpinCo and Entergy Corporation intend to enter into a nuclear services joint venture, with equal ownership.

Entergy is targeting third quarter 2008 for completion of the spin-off transaction. Progress achieved since the spin-off announcement includes:

  A steering committee has been formed to lead the overall process and make final recommendations on all major business and operational issues; a project management office, with a cross-section of organizational functions, has been established to coordinate the spin-off process.
  A supplement to Entergy's original filing with the Nuclear Regulatory Commission has been provided to the NRC to reflect the spin-off transaction.
  Filings have been made in the states of New York and Vermont as required under the laws of those states.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $11 billion and approximately 14,500 employees.

Additional information regarding Entergy's quarterly results of operations, regulatory proceedings, and other operations is available in Entergy's investor news release dated Jan. 29, 2008, a copy of which has been filed today with the Securities Exchange Commission on Form 8-K and is available on Entergy's investor relations Web site at www.entergy.com/investor_relations.

In this press release, and from time to time, Entergy Corporation makes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in Entergy's Annual Report on Form 10-K under (i) Forward-Looking Statements, (ii) Item 1A. Risk Factors, (iii) Item 7. Management's Financial Discussion and Analysis, and (iv) Current Report on Form 8-K filed on November 5, 2007 and (b) the following transactional factors (in addition to others described elsewhere in this release and in subsequent securities filings): (i) risks inherent in the contemplated spin-off, joint venture and related transactions (including the level of debt incurred by SpinCo and the terms and costs related thereto), (ii) legislative and regulatory actions, and (iii) conditions of the capital markets during the periods covered by the forward-looking statements. Entergy cannot provide any assurances that the spin-off or any of the proposed transactions related thereto will be completed, nor can it give assurances as to the terms on which such transactions will be consummated. The transaction is subject to certain conditions precedent, including regulatory approvals and the final approval by the Board of Directors of Entergy.

Appendix A provides a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings.

Appendix A: Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures
Fourth Quarter and Year-to-Date 2007 vs. 2006
(Per share in U.S. $)

	Fourth Quarter			Year-to-Date
	2007	2006	Change	2007	2006	Change
As-Reported
Utility, Parent & Other	0.12	1.08	(0.96)	2.67	3.97	(1.30)
Entergy Nuclear	0.70	0.27	0.43	2.66	1.46	1.20
Non-Nuclear Wholesale Assets	0.14	(0.08)	0.22	0.27	(0.07)	0.34
Consolidated As-Reported Earnings	0.96	1.27	(0.31)	5.60	5.36	0.24

Less Special Items
Utility, Parent & Other	(0.07)	0.61	(0.68)	(0.07)	0.77	(0.84)
Entergy Nuclear	(0.09)	-	(0.09)	(0.09)	-	(0.09)
Non-Nuclear Wholesale Assets	-	(0.13)	0.13	-	(0.13)	0.13
Consolidated Special Items	(0.16)	0.48	(0.64)	(0.16)	0.64	(0.80)

Operational
Utility, Parent & Other	0.19	0.47	(0.28)	2.74	3.20	(0.46)
Entergy Nuclear	0.79	0.27	0.52	2.75	1.46	1.29
Non-Nuclear Wholesale Assets	0.14	0.05	0.09	0.27	0.06	0.21
Consolidated Operational Earnings	1.12	0.79	0.33	5.76	4.72	1.04

Entergy Corporation
Consolidated Income Statement
Three Months Ended December 31
(in thousands)

	2007	2006	% Inc/(Dec)
	(unaudited)
Operating Revenues:
Domestic electric	$2,093,654	$2,031,364	3.1
Natural gas	48,058	20,708	132.1
Competitive businesses	590,188	428,833	37.6
Total	2,731,900	2,480,905	10.1
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	742,536	654,725	13.4
Purchased power	421,090	491,682	(14.4)
Nuclear refueling outage expenses	48,995	41,983	16.7
Other operation and maintenance	778,230	641,707	21.3
Decommissioning	44,391	37,097	19.7
Taxes other than income taxes	120,905	100,567	20.2
Depreciation and amortization	253,585	232,419	9.1
Other regulatory charges (credits) - net	(7,233)	1,830	(495.2)
Total	2,402,499	2,202,010	9.1
Operating Income	329,401	278,895	18.1
Other Income (Deductions):
Allowance for equity funds used during construction	8,658	7,806	10.9
Interest and dividend income	59,186	82,146	(28.0)
Equity in earnings of unconsolidated equity affiliates	(358)	66,902	(100.5)
Miscellaneous - net	(6,979)	(680)	926.3
Total	60,507	156,174	(61.3)
Interest and Other Charges:
Interest on long-term debt	125,768	129,393	(2.8)
Other interest - net	37,723	27,971	34.9
Allowance for borrowed funds used during construction	(4,857)	(4,943)	(1.7)
Preferred dividend requirements of subsidiaries and other	6,321	5,160	22.5
Total	164,955	157,581	4.7

Income From Continuing Operations Before Income Taxes	224,953	277,488	(18.9)
Income Taxes	31,060	(1,126)	(2,858.4)
Income From Continuing Operations	193,893	278,614	(30.4)
Loss From Discontinued Operations (net of taxes of ($5,356))	-	(10,326)	-
Consolidated Net Income	$193,893	$268,288	(27.7)

Earnings Per Average Common Share (from continuing operations):
Basic	$1.00	$1.35	(25.9)
Diluted	$0.96	$1.32	(27.3)
Loss Per Average Common Share (from discontinued operations):
Basic	-	(0.05)	-
Diluted	-	(0.05)	-
Earnings Per Average Common Share:
Basic	$1.00	$1.30	(23.1)
Diluted	$0.96	$1.27	(24.4)
Average Number of Common Shares Outstanding - Basic	193,989,216	205,741,365
Average Number of Common Shares Outstanding - Diluted	200,939,727	210,615,114

Entergy Corporation
Consolidated Income Statement
Twelve Months Ended December 31
(in thousands)

	2007	2006	% Inc/(Dec)
	(unaudited)
Operating Revenues:
Domestic electric	$9,046,301	$9,063,135	(0.2)
Natural gas	206,073	84,230	144.7
Competitive businesses	2,232,024	1,784,793	25.1
Total	11,484,398	10,932,158	5.1
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	2,934,833	3,144,073	(6.7)
Purchased power	1,986,950	2,138,237	(7.1)
Nuclear refueling outage expenses	180,971	169,567	6.7
Other operation and maintenance	2,649,654	2,335,364	13.5
Decommissioning	167,898	145,884	15.1
Taxes other than income taxes	489,058	428,561	14.1
Depreciation and amortization	963,712	887,792	8.6
Other regulatory charges (credits) - net	54,954	(122,680)	(144.8)
Total	9,428,030	9,126,798	3.3
Operating Income	2,056,368	1,805,360	13.9
Other Income (Deductions):
Allowance for equity funds used during construction	42,742	39,894	7.1
Interest and dividend income	233,997	198,835	17.7
Equity in earnings of unconsolidated equity affiliates	3,176	93,744	(96.6)
Miscellaneous - net	(24,860)	16,114	(254.3)
Total	255,055	348,587	(26.8)
Interest and Other Charges:
Interest on long-term debt	506,089	498,451	1.5
Other interest - net	155,995	75,502	106.6
Allowance for borrowed funds used during construction	(25,032)	(23,931)	4.6
Preferred dividend requirements of subsidiaries and other	25,105	27,783	(9.6)
Total	662,157	577,805	14.6

Income From Continuing Operations Before Income Taxes	1,649,266	1,576,142	4.6
Income Taxes	514,417	443,044	16.1
Income From Continuing Operations	1,134,849	1,133,098	0.2
Loss From Discontinued Operations (net of taxes of $67)	-	(496)	-
Consolidated Net Income	$1,134,849	$1,132,602	0.2

Earnings Per Average Common Share (from continuing operations):
Basic	$5.77	$5.46	5.7
Diluted	$5.60	$5.36	4.5
Earnings Per Average Common Share (from discontinued operations):
Basic	-	-	-
Diluted	-	-	-
Earnings Per Average Common Share:
Basic	$5.77	$5.46	5.7
Diluted	$5.60	$5.36	4.5
Average Number of Common Shares Outstanding - Basic	196,572,945	207,456,838
Average Number of Common Shares Outstanding - Diluted	202,780,283	211,452,455

Entergy Corporation
Utility Electric Energy Sales & Customers Entergy New Orleans Re-consolidated

Three Months Ended December 31

	2007	2006	% Change	% Weather-Adjusted
	(Millions of kwh)
Electric Energy Sales:
Residential	7,376	7,163	3.0	0.2
Commercial	6,700	6,439	4.1	1.3
Governmental	590	588	0.4	(0.7)
Industrial	9,729	9,724	-	-
Total to Ultimate Customers	24,395	23,914	2.0	0.4
Wholesale	1,666	1,470	13.3
Total Sales	26,061	25,384	2.7

Twelve Months Ended December 31
	2007	2006	% Change	% Weather-Adjusted
	(Millions of kwh)
Electric Energy Sales:
Residential	33,281	32,579	2.2	1.8
Commercial	27,408	26,745	2.5	2.2
Governmental	2,339	2,212	5.7	5.7
Industrial	38,985	38,886	0.3	0.3
Total to Ultimate Customers	102,013	100,422	1.6	1.4
Wholesale	6,145	7,137	(13.9)
Total Sales	108,158	107,559	0.6

December 31

	2007	2006	% Change
Electric Customers (End of period):
Residential	2,284,821	2,238,379	2.1
Commercial	325,109	317,803	2.3
Governmental	14,978	14,477	3.5
Industrial	43,542	44,548	(2.3)
Total Ultimate Customers	2,668,450	2,615,207	2.0
Wholesale	29	32	(9.4)
Total Customers	2,668,479	2,615,239	2.0

Customer count data reflects estimates of customers in the hardest hit areas affected by Hurricane Katrina. Issues associated with temporary housing and resumption of service at permanent dwellings render precise counts difficult at this time.